LIVEWIRE GROUP, INC.
Board of Director and Executive Officer
Stock Ownership Guidelines

1.    Rationale

The Board of Directors (“Board”) of LiveWire Group, Inc. (“LiveWire”) believes that a significant way to reinforce the link among the interests of Board Members, Executives Officers and Shareholders is to have Non-Employee Directors and Executive Officers own a certain amount of LiveWire securities or common stock. Management has recommended and the Board has approved the following formal minimum ownership requirements (the “Stock Ownership Requirements”).

2.Stock Ownership Requirements

LiveWire Executive Officers

Title	Multiple of Annual Salary
CEO	5X
CFO	3X
All other Executive Officers	2X

Members of the LiveWire Board of Directors

Title	Multiple of Annual Retainer*
Non-employee Director	5X

* ‘Additional Annual Retainer’ excluded

3.Implementation

All persons in roles listed in Section 2 of these guidelines will accumulate the minimum Stock Ownership Requirements in accordance with the chart below until the Stock Ownership Requirements are fully met in their fifth (5) year of service, as measured from either his or her initial stock grant after his or her election to the LiveWire Board of Directors or promotion to an Executive Officer Role (excluding any signing bonus). Restricted Stock, Restricted Stock Units, shares held in 401(k) accounts, deferred Stock Units and shares of common stock directly held by the applicable individual count toward satisfying the guidelines.

For purposes of determining a Non-employee Director’s compliance with the Stock Ownership Requirements, shares shall be valued on a per-share basis at the greater of (i) the fair market value on the date of measurement or (ii) the fair market value on the date such shares were granted. Shares sold by Directors are deemed sold on a first‑in, first‑out basis, and only shares remaining as of the measurement date are valued.

Executive or Non-Employee Director Year of Service	Yearly Stock Ownership Holding Requirement
Year 1	0%
Year 2	25%
Year 3	50%
Year 4	75%
Year 5	100%

If an Executive Officer or Non-Employee Director exceeds the applicable multiple of base salary or retainer requirement set forth in the Stock Ownership Requirements during any Year of Service, the Executive or Non-Employee Director may sell their shares provided that: (i) they otherwise remain in compliance with the applicable Yearly Stock Ownership Holding Requirement on the date of the sale; and (ii) the sale otherwise complies with applicable laws, Company policies, and related requirements.

An Executive Officer’s compliance with these Guidelines will be reviewed annually by the Human Resources Committee (the “HR Committee”). Non-Employee Director compliance with these Guidelines will be reviewed annually by the Nominating and Corporate Governance Committee (the “Nominating Committee”). The HR Committee may, in its discretion, change these Stock Ownership Guidelines for Executive Officers. Any change to the Stock Ownership Guidelines that affects a Non-Employee Director must be approved by the Nominating Committee.

4.    Exceptions/Exemptions

If compliance with the Stock Ownership Guidelines would create severe hardship or prevent an Executive Officer or Non-Employee Director from complying with a court order (e.g., in the case of a divorce settlement), these Stock Ownership Guidelines may be modified or waived. Exemptions from the Stock Ownership Guidelines for Executives are subject to the discretion of the HR Committee, and exemptions for Non-Employee Directors are subject to the discretion of the Nominating Committee.

Updated 02/19/2026

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